Exhibit 99.1

Vince Holding Corp. Reports First Quarter 2017 Results

NEW YORK, New York – June 8, 2017 – Vince Holding Corp. (NYSE: VNCE), a leading global luxury apparel and accessories brand (“Vince” or the “Company”), today reported unaudited results for the first quarter of fiscal 2017 ended April 29, 2017.

Brendan Hoffman, Chief Executive Officer, commented, “Our first quarter results were largely in line with our expectations.  As anticipated, our wholesale business was negatively impacted primarily due to the elimination of our summer delivery.  We saw sequential improvement in our direct-to-consumer business, led by ecommerce, and we are seeing this momentum continue into the second quarter.  Looking ahead, we will remain focused on strengthening our direct-to-consumer business as well as take steps to optimize our wholesale business as we look to engage consumers across channels.  In addition, we have recently strengthened our design and product development leadership and are excited about the product refinements and planned brand enhancements we have underway.  Overall, we believe the Vince brand remains strong and we are making progress toward driving improved performance.”

For the first quarter ended April 29, 2017:

•

Net sales decreased 14.2% to $58.0 million from $67.6 million in the first quarter of fiscal 2016.  Wholesale segment sales decreased 20.9% to $35.4 million, primarily due to a reduction in full-price orders as a result of the elimination of the Company’s summer delivery.  Direct-to-consumer segment sales decreased 1.0% to $22.6 million compared to the first quarter of fiscal 2016. Comparable sales decreased 5.7%, including e-commerce sales, due to a decrease in average order value.

•

Gross profit was $25.6 million, or 44.1% of net sales. This compares to gross profit of $28.3 million, or 41.8% of net sales, in the first quarter of fiscal 2016. The increase in the gross profit rate for the first quarter of 2017 reflected a favorable channel mix shift and decreased discounts from the liquidation of excess inventory in the first quarter of fiscal 2016, partially offset by higher allowances and supply chain costs.

•

Selling, general, and administrative expenses were $33.8 million, or 58.2% of sales compared to $31.8 million, or 47.0% of sales, in the first quarter of fiscal 2016. The growth in SG&A expense for the first quarter of fiscal 2017 was due to increased costs associated with the remediation of the Company’s new systems, and higher product development, marketing, and new stores costs, partially offset by a decrease in incentive compensation, consulting, and temporary labor costs, in addition to transition, severance, and other strategic costs that did not reoccur in the first quarter of fiscal 2017.

•	Operating loss was $8.2 million, compared to operating loss of $3.5 million for the first quarter of fiscal 2016.
•

Net loss was $9.3 million, or $0.19 per share, compared to a net loss of $1.9 million, or $0.05 per share, for the first quarter of fiscal 2016.  The net loss for the first quarter of 2017 does not include a benefit from income taxes due to the offsetting impact of the tax valuation allowance.

•	The Company ended the quarter with 54 company-operated stores, an increase of three stores since the first quarter of fiscal 2016.

Balance Sheet

The Company ended the first quarter of 2017 with $15.4 million in cash and cash equivalents and $66.1 million of borrowings under its debt agreements.  The increase in borrowings under its debt agreements over the prior year period is due to higher borrowings under the revolving credit facility.

Gross inventory increased $2.7 million in comparison to the first quarter of fiscal 2016, while inventory reserves decreased $6.1 million as a result of less excess and aged inventory.  As a result, net inventory at the end of the first quarter of fiscal 2017 was $32.2 million compared to $23.4 million at the end of the first quarter of fiscal 2016.

Capital expenditures for the first quarter of fiscal 2017 totaled $1.8 million, primarily attributable to investments in new retail stores and the Company’s new systems.

2017 First Quarter Earnings Conference Call

A conference call to discuss the first quarter results will be held today, June 8, 2017, at 8:30 a.m. ET, hosted by Vince Holding Corp. Chief Executive Officer, Brendan Hoffman, and Chief Financial Officer, David Stefko. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

Those who wish to participate in the call may do so by dialing (877) 201-0168 conference ID 31871482. Any interested party will also have the opportunity to access the call via the Internet at http://investors.vince.com/. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 12 months after the date of the event. Recordings may be accessed at http://investors.vince.com/.

ABOUT VINCE

Established in 2002, Vince is a global luxury brand best known for utilizing luxe fabrications and innovative techniques to create a product assortment that combines urban utility and modern effortless style. From its edited core collection of ultra-soft cashmere knits and cotton tees, Vince has evolved into a global lifestyle brand and destination for both women’s and men’s apparel and accessories. As of April 29, 2017, Vince products were sold in prestige distribution worldwide, including approximately 2,300 distribution locations across more than 40 countries. With corporate headquarters in New York and its design studio in Los Angeles, the Company operated 40 full-price retail stores, 14 outlet stores and its e-commerce site, vince.com. Please visit www.vince.com for more information.

This document, and any statements incorporated by reference herein, contains forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, margins, expenses and earnings and are indicated by words or phrases such as "may," "will," "should," "believe," "expect,"

"seek," "anticipate," "intend," "estimate," "plan," "target," "project," "forecast," "envision" and other similar phrases. Although we believe the assumptions and expectations reflected in these forward-looking statements are reasonable, these assumptions and expectations may not prove to be correct and we may not achieve the results or benefits anticipated. These forward-looking statements are not guarantees of actual results, and our actual results may differ materially from those suggested in the forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, some of which are beyond our control, including, without limitation: our ability to maintain adequate cash flow from operations or availability under our revolving credit facility to meet our liquidity needs (including our obligations under the Tax Receivable Agreement with the Pre-IPO Stockholders); our ability to continue as a going concern; our ability to successfully operate the newly implemented systems, processes, and functions recently transitioned from Kellwood Company; our ability to remediate the identified material weaknesses in our internal control over financial reporting; our ability to regain compliance with the continued listing standards of the New York Stock Exchange; our ability to commence and complete a potential rights offering; our ability to ensure the proper operation of the distribution facility by a third party logistics provider recently transitioned from Kellwood; our ability to remain competitive in the areas of merchandise quality, price, breadth of selection, and customer service; our ability to anticipate and/or react to changes in customer demand and attract new customers, including in connection with making inventory commitments; our ability to control the level of sales in the off-price channels; our ability to manage excess inventory in a way that will promote the long-term health of the brand; changes in consumer confidence and spending; our ability to maintain projected profit margins; unusual, unpredictable and/or severe weather conditions; the execution and management of our retail store growth plans, including the availability and cost of acceptable real estate locations for new store openings; the execution and management of our international expansion, including our ability to promote our brand and merchandise outside the U.S. and find suitable partners in certain geographies; our ability to expand our product offerings into new product categories, including the ability to find suitable licensing partners; our ability to successfully implement our marketing initiatives; our ability to protect our trademarks in the U.S. and internationally; our ability to maintain the security of electronic and other confidential information; serious disruptions and catastrophic events; changes in global economies and credit and financial markets; competition; our ability to attract and retain key personnel; commodity, raw material and other cost increases; compliance with domestic and international laws, regulations and orders; changes in laws and regulations; outcomes of litigation and proceedings and the availability of insurance, indemnification and other third-party coverage of any losses suffered in connection therewith; tax matters; and other factors as set forth from time to time in our Securities and Exchange Commission filings, including under the heading "Item 1A—Risk Factors" in our Annual Report on Form 10-K and our Quarterly Reports on Form 10Q. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available, except as required by law.

This press release is also available on the Vince Holding Corp. website (http://investors.vince.com/).

Investor Relations Contact:

Jean Fontana

ICR, Inc.

Jean.fontana@icrinc.com

646-277-1200

Vince Holding Corp. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited, amounts in thousands except percentages, share and per share data)	Exhibit (1)

	Three Months Ended
	April 29,	April 30,
	2017	2016
Net sales	$58,045	$67,645
Cost of products sold	32,454	39,387
Gross profit	25,591	28,258
as a % of net sales	44.1%	41.8%
Selling, general and administrative expenses	33,784	31,806
as a % of net sales	58.2%	47.0%
Loss from operations	(8,193)	(3,548)
as a % of net sales	(14.1)%	(5.2)%
Interest expense, net	1,044	881
Other expense, net	1	160
Loss before income taxes	(9,238)	(4,589)
Provision (benefit) for income taxes	52	(2,665)
Net loss	$(9,290)	$(1,924)
Loss per share:
Basic loss per share	$(0.19)	$(0.05)
Diluted loss per share	$(0.19)	$(0.05)
Weighted average shares outstanding:
Basic	49,428,259	38,002,774
Diluted	49,428,259	38,002,774

Vince Holding Corp. and Subsidiaries Condensed Consolidated Statements of Operations (Unaudited, amounts in thousands except percentages, share and per share data)	Exhibit (2)

	April 29,	January 28,	April 30,
	2017	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$15,391	$20,978	$21,563
Trade receivables, net	20,292	10,336	17,152
Inventories, net	32,213	38,529	23,367
Prepaid expenses and other current assets	2,868	4,768	10,863
Total current assets	70,764	74,611	72,945
Property and equipment, net	42,017	42,945	39,836
Intangible assets, net	77,548	77,698	108,896
Goodwill	41,435	41,435	63,746
Deferred income taxes and other assets	2,518	2,791	94,830
Total assets	$234,282	$239,480	$380,253

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$25,016	$37,022	$20,956
Accrued salaries and employee benefits	2,671	3,427	2,358
Other accrued expenses	10,739	9,992	13,898
Total current liabilities	38,426	50,441	37,212
Long-term debt	64,395	48,298	42,613
Deferred rent	16,670	16,892	16,217
Other liabilities	137,830	137,830	140,854
Stockholders' (deficit) equity	(23,039)	(13,981)	143,357
Total liabilities and stockholders' (deficit) equity	$234,282	$239,480	$380,253